EXHIBIT 99.1

For Immediate Release: April 24, 2008

Occidental Petroleum Announces Record First Quarter Net Income

LOS ANGELES, Apr. 24, 2008 -- Occidental Petroleum Corporation (NYSE: OXY) announced net income of $1.846 billion ($2.23 per diluted share) for the first quarter of 2008, compared with $1.212 billion ($1.43 per diluted share) for the first quarter of 2007.

Core results for the first quarter of 2008 were $1.819 billion ($2.20 per diluted share), compared with $788 million ($0.93 per diluted share) for the first quarter of 2007.

In announcing the results, Dr. Ray R. Irani, Chairman and Chief Executive Officer, said, "Our net income for the first quarter of 2008 set a new company record, driven by an 8.4-percent increase in production over last year's first quarter, as well as improved oil and gas prices. These results continue our momentum from 2007, the most successful year in Oxy's history, and provide a strong start to propel us into the remainder of 2008."

Oil and Gas

Oil and gas segment earnings were $2.888 billion for the first quarter of 2008, compared with $1.883 billion for the same period in 2007. Oil and gas core results for the first quarter of 2007 were $1.362 billion, after excluding a $412 million gain from the sale of Occidental's Russian joint venture and $109 million gain from the resolution of certain legal disputes. The $1.5 billion increase in the first quarter 2008 core results reflected $1.6 billion of increases from record crude oil and higher natural gas prices, production from the Dolphin project coming on line in the second half of 2007, partially offset by increased DD&A rates and higher operating expenses.

For the first quarter of 2008, daily oil and gas production averaged 607,000 barrels of oil equivalent (BOE), compared with 560,000 BOE per day produced in the first quarter of 2007. The bulk of the production increase was the result of 55,000 BOE per day from the Dolphin project, which began production in the third quarter of 2007, partially offset by lower volumes from our production sharing contracts due to higher prices.

Oxy's realized price for worldwide crude oil was $86.75 per barrel for the first quarter of 2008, compared with $51.67 per barrel for the first quarter of 2007. Domestic realized gas prices increased from $6.38 per MCF in the first quarter of 2007 to $8.15 per MCF for the first quarter of 2008.

Chemicals

Chemical segment earnings for the first quarter of 2008 were $179 million, compared with $137 million for the same period in 2007. The first quarter of 2008 results reflect higher margins for caustic soda.

Midstream, Marketing and Other

Occidental's midstream, marketing and other segment gathers, processes, transports, stores, and markets crude oil, natural gas, natural gas liquids and CO2. The transportation and storage systems primarily serve operations from New Mexico across the Permian Basin to Cushing, Oklahoma. Occidental's 24.5-percent equity interest in the Dolphin pipeline project is also included in this segment. Additionally, this segment also generates electricity at facilities in Texas, Louisiana and California.

Midstream segment preliminary earnings were approximately $123 million for the first quarter of 2008, compared with approximately $119 million for the first quarter of 2007. Prior period oil and gas segment earnings have been revised to remove these midstream results.

About Oxy

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is the fourth largest U.S. oil and gas company, based on equity market capitalization. Oxy's wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.

Forward-Looking Statements

Statements in this release that contain words such as "will," "expect" or "estimate," or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: exploration risks, such as drilling of unsuccessful wells; global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; operational interruptions; changes in tax rates and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. You should not place undue reliance on these forward-looking statements which speak only as of the date of this release. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. U.S. investors are urged to consider carefully the disclosure in our Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

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Contacts:	Richard S. Kline (media)
richard_kline@oxy.com
310-443-6249

Chris Stavros (investors)
chris_stavros@oxy.com
212-603-8184

For further analysis of Occidental's quarterly performance, please visit the web site: www.oxy.com

SUMMARY OF SEGMENT NET SALES AND EARNINGS

	First Quarter
(In millions, except per-share amounts)	2008	2007
SEGMENT NET SALES
Oil and Gas	$4,518	$2,720
Chemical	1,267	1,060
Midstream, marketing and other	405	358
Eliminations	(170)	(123)
Net sales	$6,020	$4,015
SEGMENT EARNINGS
Oil and Gas (a)	$2,888	$1,883
Chemical	179	137
Midstream, marketing and other	123	119
	3,190	2,139
Unallocated Corporate Items
Interest expense, net (b)	—	(181)
Income taxes	(1,294)	(684)
Other (c)	(77)	(105)

Income from Continuing Operations	1,819	1,169
Discontinued operations, net (d)	27	43
NET INCOME	$1,846	$1,212
BASIC EARNINGS PER COMMON SHARE
Income from continuing operations	$2.21	$1.39
Discontinued operations, net	0.03	0.05
	$2.24	$1.44
DILUTED EARNINGS PER COMMON SHARE
Income from continuing operations	$2.20	$1.38
Discontinued operations, net	0.03	0.05
	$2.23	$1.43
AVERAGE BASIC COMMON SHARES OUTSTANDING
BASIC	823.6	841.0
DILUTED	828.2	846.5

See footnotes on following page.

(a)

Oil and Gas - Prior period oil and gas segment results have been revised to remove midstream results. The first quarter of 2007 includes after-tax gains of $412 million from the sale of Occidental's Russian joint venture and $109 million resulting from the resolution of certain legal disputes.

(b)

Interest Expense, net - The first quarter of 2008 includes $3 million pre-tax interest charges for the defeasance of various debt issues. The first quarter of 2007 includes $172 million of pre-tax interest charges for the purchase of various debt issues in the open market.

(c)	Unallocated Corporate Items - Other - The first quarter of 2007 includes a $47 million pre-tax charge for a plant closure and related environmental remediation reserve.

(d)

Discontinued Operations, net - In the first quarter of 2008, Occidental received payment from Ecuador for disputed tax refunds. In 2007, Occidental completed an exchange of oil and gas interests in Horn Mountain with BP p.l.c. (BP) for oil and gas interests in the Permian Basin and a gas processing plant in Texas. Occidental also sold its oil and gas interests in Pakistan to BP.

SUMMARY OF CAPITAL EXPENDITURES AND DD&A EXPENSE

	First Quarter
($ millions)	2008	2007
CAPITAL EXPENDITURES	$868	$780
DEPRECIATION, DEPLETION AND
AMORTIZATION OF ASSETS	$653	$574

SUMMARY OF OPERATING STATISTICS

	First Quarter
	2008	2007
NET OIL, GAS AND LIQUIDS
PRODUCTION PER DAY
United States
Crude Oil and Liquids (MBBL)
California	87	85
Permian	170	165
Hugoton and other	4	4
Total	261	254
Natural Gas (MMCF)
California	245	232
Hugoton and other	158	150
Permian	177	198
Total	580	580
Latin America
Crude Oil (MBBL)
Argentina	37	33
Colombia	42	42
Total	79	75
Natural Gas (MMCF)
Argentina	22	21
Bolivia	21	14
Total	43	35
Middle East/North Africa
Crude Oil (MBBL)
Oman	20	22
Dolphin	22	—
Qatar	46	46
Yemen	25	32
Libya	17	26
Total	130	126
Natural Gas (MMCF)
Oman	23	26
Dolphin	200	—
	223	26
Barrels of Oil Equivalent (MBOE)
Subtotal consolidated subsidiaries	611	562
Colombia-minority interest	(6)	(5)
Yemen-Occidental net interest	2	3
Total Worldwide Production (MBOE)	607	560

SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS

Occidental's results of operations often include the effects of significant transactions and events affecting earnings that vary widely and unpredictably in nature, timing and amount. Therefore, management uses a measure called "core results," which excludes those items. This non-GAAP measure is not meant to disassociate those items from management's performance, but rather is meant to provide useful information to investors interested in comparing Occidental's earnings performance between periods. Reported earnings are considered representative of management's performance over the long term. Core results is not considered to be an alternative to operating income in accordance with generally accepted accounting principles.

	First Quarter
($ millions, except		Diluted		Diluted
per-share amounts)	2008	EPS	2007	EPS
TOTAL REPORTED EARNINGS	$1,846	$2.23	$1,212	$1.43
Oil and Gas
Segment Earnings	$2,888		$1,883
Less:
Russia joint venture	—		412
Legal settlements**	—		109
Segment Core Results	2,888		1,362
Chemicals
Segment Earnings	179		137
No significant items affecting earnings	—		—
Segment Core Results	179		137
Midstream, marketing and other
Segment Earnings	123		119
No significant items affecting Earnings	—		—
Segment Core Results	123		119
Total Segment Core Results	3,190		1,618
Corporate
Corporate Results — Non Segment*	(1,344)		(927)
Less:
Debt purchase expense	—		(172)
Facility closure	—		(47)
Tax effect of pre-tax adjustments	—		79
Discontinued operations, net**	27		43
Corporate Core Results — Non Segment	(1,371)		(830)
TOTAL CORE RESULTS	$1,819	$2.20	$788	$0.93

*	Interest expense, income taxes, G&A expense and other, and non-core items.
**	Amounts shown after tax.